Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Host Ventures, Inc. on Form SB-2 of my Independent Auditor's Report, dated May 6, 2005, on the balance sheet of Host Ventures, Inc. as at April 30, 2005, and the related statements of operations, cash flows, and stockholders’ equity for the period from July 20, 2004 (date of inception) to April 30, 2005.

In addition, I consent to the reference to me under the heading “Experts and Legal Counsel” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Aurora, Colorado

June 30, 2005

Ronald R. Chadwick, P.C.

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